Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 15, 2013 by and between Joe’s Jeans, Inc., a Delaware corporation (the “Parent”), Hudson Clothing Holdings, Inc. (“HCH”), a Delaware corporation, HC Acquisition Holdings, Inc. (“HCAH”), a Delaware corporation, Hudson Clothing, LLC (the “Company”), California limited liability company, and Peter Kim (“Executive”) but is not effective until the Closing of the Transactions pursuant to the Stock Purchase Agreement (“Effective Date”).

RECITALS

In connection with, and as a necessary condition to, the consummation of the transactions contemplated (the “Acquisition Transaction”) by the Stock Purchase Agreement dated as of July 15, 2013 among Parent, the Company and the stockholders party thereto (the “Stock Purchase Agreement”), the Company desires that Executive continue to serve as the Chief Executive Officer of the Company, in order to assure continuity of management of the Company, and Executive desires to be so employed, on the terms and conditions as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

AGREEMENT

Section 1.                                           EMPLOYMENT

Section 1.1                                                            Term of Employment.  The Company agrees to employ Executive, and Executive agrees to remain an employee of the Company, for three years from the Effective Date of this Agreement.  The period during which Executive is employed by the Company pursuant to this Agreement is herein referred to as the “Term”.

Section 1.2                                                            Title and Duties.  During the Term, Executive shall be employed as the Chief Executive Officer of the Company.  He shall further perform such reasonable executive and managerial responsibilities and duties consistent with the title and position of Chief Executive Officer as may be assigned to him from time to time by the Company.  In this capacity, Executive shall report to the Chief Executive Officer of Parent.  Executive shall diligently devote his business skill, time and effort to his employment hereunder and shall not serve as an employee, director or consultant of any other entity without the consent of the Chief Executive Officer of Parent, provided, however, that Executive shall be entitled annually to vacation and sick leave pursuant to policies applicable to executive officers of the Company.

During the Term, Executive shall further serve (i) as a director of HCAH and HCH, and a manager of the Company in each case, to the extent then existing, and (ii) as Chief Executive Officer of HCAH and HCH; without additional compensation.  In the event that Executive is not an employee of the Company, then Section 3.3 shall apply.

Section 1.3                                                            Location.  Executive shall be based in Commerce, California, subject to travel as required in the performance of duties hereunder.

Section 1.4                                                            Vacation.  Executive shall be allowed four weeks of vacation with pay and leaves of absence with pay on the same basis as other senior executive employees of the Company.

Section 1.5                                                            Board of Directors.  At the Closing (as defined in the Stock Purchase Agreement), the Board of Directors of Parent (the “Board”) shall increase the size of the Board by one (1) additional member and appoint Executive to be a member thereof.  In addition, so long as Executive is an employee of the Company, the Parent shall nominate Executive to the Board for approval by the stockholders.  So long as Executive is an employee of the Company, Parent shall assure that: (i) Executive is included in the Board’s slate of nominees to the stockholders for each election of directors and (ii) Executive is included in the proxy statement prepared by management of Parent in connection with soliciting proxies for every meeting of the stockholders of Parent called with respect to the election of members of the Board and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent or the Board with respect to the election of members of the Board.  In the event that Executive is not an employee of the Company, then Section 3.3 shall apply.

Section 2.                                           COMPENSATION

Section 2.1                                                            Salary; Other Payments.  The Company shall pay Executive during the Term an annual base salary of $500,000 payable in accordance with the Company’s normal payroll practices, and Executive and Parent agree that such salary shall be reviewed by the Compensation Committee of the Board at least annually, beginning with a review on or around the first anniversary of the Effective Date; provided however, that Executive’s Base Salary shall not be decreased at any time during the Term of Employment.  (Executive’s annual salary, as set forth above or as it may be increased from time to time as set forth herein, shall be referred to hereinafter as “Base Salary”).

Section 2.2                                                            Benefits.  During the Term, Executive shall be entitled to participate in any life, health and long-term disability insurance programs, pension and retirement programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time (subject, in the case of life, health and long-term disability insurance programs, to his qualifying under the terms of the insurance coverage), at a level commensurate with his position, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Board.

Section 2.3                                                            Annual Bonus Opportunity.  Executive shall be eligible to receive an annual discretionary bonus (“Bonus”), targeted at 50% of Executive’s Base Salary, the achievement of such Bonus to be based on the satisfaction of criteria and performance standards as established in advance and agreed to by Executive and the Compensation Committee of the Board with respect to each 12 month period under this Agreement; provided, however, that the Bonus to be paid within 12 months from the Effective Date of this Agreement shall be based upon subjective performance criteria at the discretion of the Compensation Committee of the Board.  The Bonus, if any, should be paid no later than 60 days following the conclusion of such annual 12 month period.

Section 2.4                                                            Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in the performance of his duties for the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, in accordance with the policies and procedures adopted by the Company from time to time for executive officers of the Company.  Executive shall furnish appropriate documentation of such expenses, including documentation required by the Internal Revenue Service.

Section 3.                                           TERMINATION OF EMPLOYMENT

Section 3.1                                                            Termination.  The Company shall have the right to terminate Executive’s employment hereunder upon at least 30 days prior written notice to Executive (other than as provided in Section 3.2) and Executive shall have the right to terminate his employment with the Company upon at least 30 days’ prior written notice of his intention to terminate his employment hereunder.  Nothing herein prevents the Company from removing Executive from service, during the period, if any, between notice and effectiveness of termination.

Section 3.2                                                            Rights of Executive Upon Termination.  In the event that Executive’s employment is terminated for any reason or no reason, the Company shall have no further obligation to Executive under this Agreement except for payment to Executive of (A) his accrued, but unpaid Base Salary (as of termination) through the date of termination, (B) any accrued but unused vacation (if and to the extent consistent with the Company’s policies), (C) any unreimbursed expenses, and (D) if it has not previously been paid to Executive, Executive shall be paid any Bonus that has been earned by Executive for any fiscal year ending prior to the effective date of such termination but not yet paid, any Bonus for the period in which termination occurred, prorated for the partial period, any rights under any benefit or equity plan, program or practice and his rights to indemnification and directors and officers liability insurance (collectively, the “Required Payments”).

3.2.1.1                         In the event that Executive’s employment is terminated by the Company without Cause, in addition to the obligations of the Company pursuant to Section 3.2 above, the Company shall also make a severance payment to Executive equal to twelve months Base Salary (as of termination) (payable in twelve monthly, equal installments after termination and beginning on the first business day of the month after which termination occurs).  For purposes of the foregoing, “Cause” shall mean:  (i) conviction of an offense involving an act of dishonesty, fraud or any other act of moral turpitude under the provisions of any Federal, State or local laws or ordinances; (ii) substantial and willful failure to perform specific and lawful written directives of the Board; (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body that is materially injurious to the financial condition of the Company; (iv) conviction of or plea of guilty or nolo contendere to a felony; or (v) material breach of the terms of this Agreement by Executive; provided, however, that with regard to subclauses (ii) or (v) above, Executive may not be terminated for Cause unless and until the Chief Executive Officer of Parent has given him reasonable written notice of their intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, 30 days to cure such breach; and provided further, however, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered “willful” if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.  The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s employment, but it is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s employment by the Company.

The Chief Executive Officer of Parent shall provide Executive with at least 30 days advance written notice detailing the basis for the termination of employment for Cause.  During the 30 day period after Executive has received such notice, Executive shall have an opportunity to cure or remedy such alleged Cause events and to present his case to the Chief Executive Officer of Parent (with the assistance of his own counsel, at his expense) before any termination for Cause is finalized.  Executive shall continue to receive the compensation and benefits provided by this Agreement until his employment is actually terminated.

3.2.1.2                         In the event that Executive voluntarily terminates his employment for Good Reason, in addition to the obligations of the Company set forth in Section 3.2, the Company shall also make a severance payment to Executive equal to twelve months Base Salary (as of termination) (payable in twelve monthly, equal installments after termination and beginning on the first business day of the month after which termination occurs).  For purposes of the foregoing, “Good Reason” shall mean:  the occurrence of any of the following events, provided that the Executive gives written notice of his intent to resign pursuant to such event within 90 days following the initial occurrence and provided that such event is not fully corrected within 30 days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below: (i) a material adverse alteration in the nature or status of Executive’s responsibilities; provided, however, Executive shall not be entitled to terminate pursuant to this clause (i) in the event Executive is still serving as the head of a corporate division with a substantially similar title and whose operations are substantially similar to the Company’s operations immediately prior to Executive’s decision to terminate employment; (ii) a requirement that he relocate his primary place of employment by more than 50 miles from his place of employment as of the Effective Date (or such later place of employment as to which he agrees in writing to relocate); (iii) requiring Executive to report to any person other than the Chief Executive Officer of Parent, (iv) a material breach by the Company of any provision of this Agreement including, but not limited to, the assignment to Executive of any duties inconsistent with Executive’s position as Chief Executive Officer of the Company, or (v) a material reduction in Executive’s then current Base Salary.

Executive must actually terminate his employment within 30 days following the Company’s failure to cure the applicable event to be treated as resigning for Good Reason.

3.2.1.3                         In the event Executive’s employment is terminated (whether by the Company or by Executive) without Cause or with Good Reason or by death or disability, the Executive and his spouse and dependents shall be entitled to continue to be covered by the

Company’s group medical plan hereof as provided under COBRA continuation requirements (if applicable) and the Company will pay the premiums (but only to the extent such premiums exceed the applicable active employee rates) for such coverage for the shorter of the first 12 months of such coverage or his period of COBRA eligibility (whichever is shorter). If the payment or reimbursement of COBRA premiums provided hereunder could result in excise taxes to the Company or its affiliates under Section 4980D of the Code and/or adverse consequences under the Employee Retirement Income Security Act of 1974, as amended, or applicable law, then Executive agrees to negotiate in good faith an alternative arrangement in lieu of payment or reimbursement hereunder that would avoid such consequences.

Section  3.3                                 If Executive’s employment ends for any reason, Executive agrees that he will cease immediately to hold any and all officer or director positions he then has with the Parent or any subsidiary, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether his employment has ended).  Executive hereby irrevocably appoints Parent to be his attorney to execute any documents and do anything in his name to effect his ceasing to serve as a director and officer of Parent and any subsidiary, should he fail to resign following a request from the Parent to do so.  A written notification signed by a director or duly authorized officer of Parent that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

Section 3.4                                    Upon the occurrence of an event described in Section 3.2.1.1 or 3.2.1.2 above, Executive will be eligible for severance benefits (which shall not include the payment of any Required Payments, which shall not be conditioned upon execution of a Settlement Agreement and Release of the Company Group (as defined below hereunder only if Executive executes and delivers to the Company a Settlement Agreement and Release of the Company Group (as defined below) in a form prepared by the Company, which will include a general release of known and unknown claims, a return of Company Property and a requirement to cooperate regarding any future litigation, as set forth in Exhibit 1 attached hereto.

Section 4.                                           COVENANTS.

Section 4.1                                                            Restrictive Covenants.  Executive agrees to comply with the covenants contained in this Section 4.

4.1.1.1                         Exclusive Dealings.  Executive absolutely and unconditionally covenants and agrees that for the period commencing on the Effective Date of this Agreement, and continuing during his employment with the Company (the “Restrictive Period”), Executive shall not, either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant or advisor, or as an individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity (whether or not engaged in business for profit), engage or participate in (i) the business of developing, manufacturing, selling, marketing, distributing and/or licensing apparel, and (ii) any other business being conducted by Parent and its subsidiaries (the “Company Group”) during the Term, other than through the Company Group (“Restricted Business”).

4.1.1.2                         Non-Competition  During the Term, Executive shall not, directly or indirectly, alone or as a an officer, director, employee, owner, partner, joint venturer, member, manager, consultant, agent, independent contractor, or Equity Interest holder of, or lender to, any Person or business, engage in, compete with, or permit his name to be used by or in connection with the Restricted Business.

4.1.1.3                         Non-Solicitation.  Executive absolutely and unconditionally covenants and agrees that during the Restrictive Period and for a period of 12 months thereafter, Executive will not (i) solicit any of the Company Group’s employees to join a business competitive with the  Company Group, or (ii) induce or attempt to induce any Company Group employee (other than Nicole Cross or any other executive assistant of Executive) to terminate his or her employment for the purpose of becoming employed by Executive or a third party.

4.1.1.4                         Use and Treatment of Confidential Information.  Executive agrees not to disclose, divulge, publish, communicate, publicize, disseminate or otherwise reveal, either directly or indirectly, any Confidential Information to any person, natural or legal.  The term “Confidential Information” means all information in any form relating to the past, present or future business affairs, including without limitation, research, development or business plans, operations or systems, of the Company Group or a person not a party to this Agreement whose information any member of the Company Group has in its possession under obligations of confidentiality, which is disclosed by any member of the Company Group to Executive or which is produced or developed while Executive is an owner of, employee or director of any member of the Company Group.  The term “Confidential Information” shall not include any information of  the Company Group which (i) becomes publicly known through no wrongful act of Executive, (ii) is received from a person not a party to this Agreement who is free to disclose it to Executive, or (iii) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, subpoena or court order but only to the extent of such requirement, provided that before making such disclosure Executive shall give the Company Group an adequate opportunity to interpose an objection or take action to assure confidential handling of such information.

4.1.1.5                         Ownership and Return of Confidential Information.  All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company Group.  All Confidential Information possessed by Executive at the time he ceases employment with the Company Group shall be returned to the Company at such time.  Upon the return of Confidential Information, it shall not thereafter be retained in any form, in whole or in part, by Executive.

4.1.1.6                         Work Product Assignment.  Executive agrees that any work product, intellectual property, developments, processes, inventions, ideas and discoveries, and works of authorship developed, designed, discovered, improved, authored, derived, invented or acquired by Executive during the period of his employment by the Company made, conceived or completed by Executive during the term of Executive’s service, solely or jointly with others, which are made with the Company Group’s equipment, supplies, facilities or Confidential Information, or which are related at the time of conception or reduction to purpose of the

Invention to the business of any member of the Company Group or the Company Group’s actual or demonstrably anticipated research and development, or which result from any work performed by Executive for the Company Group, shall be the sole and exclusive property of the Company Group, and all trade secrets, Confidential Information, copyrightable works, works of authorship, and all patents, registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable and copyrightable and whether or not reduced to tangible form or practice) which are related to the business, research and development, or existing or future products or services of the Company Group and which are conceived, developed or made by Executive during Executive’s employment with the Company (collectively, “Work Product”) shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C. §101 et seq., as amended) and owned exclusively by the Company Group.  To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company Group, Executive hereby (a) irrevocably assigns, transfers and conveys, and shall assign transfer and convey, to the fullest extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company Group (or such other person or entity as the Company Group shall designate), without further consideration, and (b) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against  the Company  or its respective licensees, successors, or assigns.  In order to permit the Company Group to claim rights to which it may be entitled, Executive agrees to promptly disclose to the Company Group in confidence all Work Product which the Executive makes arising out of the Executive’s employment with the Company Group.  Executive shall assist the Company Group, at no cost to Executive, in obtaining patents on all Work Product patentable by the Company Group in the United States and in all foreign countries, and shall execute all documents and do all things necessary, at no cost to Executive, to obtain letters patent, to vest the Company Group with full and extensive title thereto, and to protect the same against infringement by others.

4.1.1.7                         Remedies upon Breach.  The parties acknowledge that Confidential Information and the other protections afforded to the Company Group by this Agreement are valuable and unique and that any breach of any of the covenants contained in this Section 4.1 will result in irreparable and substantial injury to the Company Group for which it will not have an adequate remedy at law.  In the event of a breach or threatened breach of any of the covenants contained in this Section 4.1, any member of the Company Group shall be entitled to obtain from any court having jurisdiction, with respect to the Employee, temporary, preliminary and permanent injunctive relief prohibiting any such breach, as well reimbursement for all reasonable costs, including attorneys’ fees, incurred in enjoining any such breach.  Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages and equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company  may be entitled.  Executive does hereby waive any requirement for the Company Group to post a bond for any injunction.  If, however, a court nevertheless requires a bond to be posted, Executive agrees that such bond shall be in a nominal amount.

4.1.1.8                         Remedies upon Breach.  Nothing in this Section 4.1 shall limit Executive’s right, after the Restricted Period, to own, manage, operate, control, participate in, or otherwise carry on, directly or indirectly (whether as owner, lender, director, officer, employee, principal, agent, independent contractor or otherwise) a business that competes with the Company Group’s business, and general advertising not directed at the Company Group’s employees or customers shall not be deemed to violate this Section 4.  Executive further agrees that, during the Restricted Period, he will not, directly or indirectly, knowingly assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 4 if such activity were carried out by Executive, either directly or indirectly, and Executive agrees that he will not, directly or indirectly, knowingly induce any employee of the Company Group to carry out, directly or indirectly, any such activity.

Section 4.2                                                            Non-Disparagement.  During the Term, and thereafter, each party to this Agreement agrees not to defame, disparage or criticize any other party, its reputation, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its shareholders in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time.  Notwithstanding the foregoing sentence, the Executive may confer in confidence with his advisors and make truthful statements as required by law, and may criticize the Company in his capacity as the Chief Executive Officer, and may enforce his rights hereunder and under the Settlement Agreement and Release of the Company Group (including in respect of his right to the Required Payments and any severance benefits).  This Section 4.2 shall survive any termination of Executive’s employment and any termination of this Agreement.

Section 4.3                                                            No Other Severance Benefits.  Except as specifically set forth in this Agreement, Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance policies, in the event his employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, Executive unconditionally releases the Parent and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Parent or any of its subsidiaries or affiliates.

Section 4.4                                                            Parachute Treatment.  The Company will make the payments under or referenced by this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including any vesting of equity compensation) under this Agreement or otherwise in connection with a covered Change In Control, then the amounts payable will be reduced or eliminated as follows: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options) and (ii) second, by reducing or eliminating the vesting of the equity that occurs as a result of an event covered by Section 280G of the Code, to the extent necessary to maximize the

Total After-Tax Payments.  The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this Agreement are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under this Agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by Executive, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

Section 5.                                           GENERAL PROVISIONS

Section 5.1                                                            Entire Agreement.  This Agreement and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to Executive’s employment, including all prior employment agreements between Executive and Hudson Clothing, LLC, Hudson Clothing Holdings, Inc., and HC Acquisition Holdings, Inc.  The Company, HCH, HCAH and Executive agree that the Employment Agreement Executive and Hudson Clothing, LLC, Hudson Clothing Holdings, Inc., and HC Acquisition Holdings, Inc. dated as of March 24, 2009 is hereby terminated and of no further effect.  Notwithstanding the provisions of this Section 5.1, the Parent, HCH and Executive acknowledge that they have entered into a separate Non-Competition Agreement pursuant to the Acquisition Transaction and nothing stated herein affects the enforceability of the Non-Competition Agreement.

Section 5.2                                                            Notice.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon the earliest of (i) personal delivery, (ii) actual receipt or (iii) the third full day following deposit in the United States mail with postage prepaid, addressed to  the Company Group, c/o Joe’s Jeans, Inc., 2340 South Eastern Avenue, Commerce, CA 90040, to the attention of the Chief Executive Officer with a copy to the Secretary, or, if to Executive, to such home or other address as Executive has most recently provided in writing to the Company.

Section 5.3                                                            Assignment; Binding Effect.  Neither Executive nor the Company may assign this Agreement without the prior written consent of the other party, except that the Company may assign this Agreement to any affiliate thereof, or to any subsequent purchaser of the Company or all or substantially all of the assets of the Company, or by operation of law and who expressly agrees to fully assume all of the Company’s obligations hereunder.  This Agreement shall be binding upon the heirs, executors, and administrators of Executive and on any successors or assigns of the Company.

Section 5.4                                                            Choice of Law:  Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND

ENFORCED UNDER THE LAWS OF THE STATE OF CALIFORNIA.  ALL SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE BROUGHT IN A STATE OR FEDERAL COURT LOCATED IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, WHICH COURTS SHALL BE THE EXCLUSIVE FORUM FOR ALL SUCH SUITS, ACTIONS OR PROCEEDINGS.  EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR ANY SUCH SUIT, ACTION OR PROCEEDING.  EXECUTIVE AND THE COMPANY HEREBY IRREVOCABLY CONSENT AND SUBMIT THEMSELVES TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT.

Section 5.5                                                            Amendment; Waiver.  No modification, amendment or termination of this Agreement shall be valid unless made in writing and signed by the parties hereto, and approved by the Board (but not including Executive if a member of the Board).  Any waiver by any party of any violation of, breach of or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of breach of or default under any other provision of this Agreement.

Section 5.6                                                            Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.

Section 5.7                                                            Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a Governmental Body, arbitrator or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

Section 5.8                                                            Survival of Certain Obligations.  The obligations of the Company and Executive set forth in this Agreement which by their terms extend beyond or survive the termination of the Term shall not be affected or diminished in any way by the termination of the Term.

Section 5.9                                                            Headings.  The headings in this Agreement are intended solely for convenience and shall be disregarded in interpreting it.

Section 5.10                                                     Third Parties.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Company and Executive any rights or remedies under, or by reason of, this Agreement.

Section 5.11                                                     Counterparts.  This Agreement may be executed in counterparts, and all of such counterparts (including facsimile or PDF), when separate counterparts have been executed by the parties hereto, shall be deemed to be one and the same agreement.  This Agreement shall only become effective as of the Effective Date.

Section 5.12                                                     409A.  The parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) or be provided in a manner that complies with Section 409A of the Code.  Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a ‘separation from service’ from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Each payment or series of payments under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.  To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies.  Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.  Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.  Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

Section 5.13                                                     Cooperation.  Without limitation to any other provision herein set forth herein, during and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation.  Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after Executive’s employment, Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.  The Company shall reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 5.13, including, but not limited to, reasonable attorneys’ fees and costs, provided that Executive shall not incur costs and expenses in excess of $1,000 in the aggregate without the prior written consent of the Company.

Section 5.14                                                     Indemnification.  Executive shall be indemnified to the fullest extent permitted by law with regard to actions or inactions taken as an officer or director of the Company or Parent or any affiliate or as a fiduciary of any benefit plan.  Executive shall be covered by directors and officers liability insurance with regard to the foregoing to the highest extent of any other officer or director both during his service to the Company and thereafter while any liability may exist.

Section 5.15                                                     Effectiveness. This Agreement shall only become effective as of the date of consummation of the transactions contemplated by the Stock Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first written above.

JOE’S JEANS, INC.

By:	\s\ Marc B. Crossman
Name:	Marc B. Crossman
Title:	President and CEO

HUDSON CLOTHING HOLDINGS, INC.

By:	\s\ Christopher M. Lynch
Name:	Christopher M. Lynch
Title:	CFO and Secretary

HC ACQUISITION HOLDINGS, INC.

By:	\s\ Christopher M. Lynch
Name:	Christopher M. Lynch
Title:	CFO and Secretary

HUDSON CLOTHING, LLC

By:	\s\ Christopher M. Lynch
Name:	Christopher M. Lynch
Title:	CFO and Secretary

EXECUTIVE

\s\ Peter Kim
Peter Kim

Signature Page to Employment Agreement

Exhibit 1

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into effective as of                                 , 201    , (the “Effective Date”) by and among Joe’s Jeans Inc. (“Parent”), Hudson Clothing Holdings, Inc., HC Acquisition Holdings, Inc., Hudson Clothing, LLC (the “Company”), and Peter Kim (“Executive”), with reference to the following facts:

RECITALS

A.            The parties entered into an Employment Agreement, dated with an effective date as of                                , 2013 (the “ Employment Agreement “), pursuant to which the parties agreed that upon the occurrence of certain conditions, Executive would become eligible for certain termination payments (as provided for in Section 3.2 of the Employment Agreement) in exchange for Executive’s release of the Company from all claims which Executive may have against the Company as of the termination date.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.  Executive acknowledges that the consideration recited in this Release is in addition to anything to which Executive may otherwise be entitled.

B.            The parties desire to dispose of, fully and completely, all claims, which Executive may have against the Company, in the manner set forth in this Release.

AGREEMENT

1.             Executive waives and releases Parent and its affiliates, subsidiaries, partners, officers, directors, shareholders, agents, employees, attorneys, successors, assigns, affiliates, related organizations and related employee benefit plans (collectively referred to herein as “ Releasees “) with respect to any and all claims, rights, and causes of action, known or unknown, that Executive may have or claim to have had against any of them, based on any act, occurrence, or omission from the beginning of time to and including the date this Release was executed, including, but not limited to, any and all claims, rights, and causes of action arising out of or in any way connected with Executive’s employment with, or termination of employment from the Company, and arising under federal, state and/or local laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, and ERISA, and the common law (hereinafter referred to as “ the Released Claims “).  Notwithstanding the foregoing, this Release shall not apply to (none of which shall be Released Claims): (a) any claims for any amounts which shall to be paid to Executive following the execution hereof pursuant to the terms of Section 3.2 of the Employment Agreement; (b) any claims for indemnification under Section 5.14 of the Employment Agreement, or otherwise pursuant to the governance documents of any member of the Company Group, or under any separate indemnification agreement the Executive may enter into from time to time; (c) claims of the Executive under the Stock Purchase Agreement dated as of July 15, 2013 among Parent, the Company and the stockholders party thereto, or any of the other agreements entered into in connection therewith, other than the Employment Agreement, (c) claims of the Executive as a s holder, note holder or option holder of Parent or otherwise relating to or arising out of any agreements relating thereto or to the acquisition of any securities, notes, options or other equity interests in Parent; (d) the payment of any Required Payments; and (d) claims under any employee benefit plan (other than for wages and bonuses to the extent they may be considered an employee benefit plan) of the Company (collectively, the “ Surviving Claims “).

2.             Executive promises not to file any law suits in any court or any demand for arbitration against any of the Releasees with respect to the Released Claims.  Executive affirms that, except for the Surviving Claims, Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, commissions, vacation pay, severance pay, bonuses, commissions, reimbursements, benefits, and other monies to which Executive may have been entitled and that, except for the termination payments, no other leave (paid or unpaid), compensation, wages, commissions, vacation pay, severance pay, bonuses, commissions, reimbursements, benefits, and/or other monies are due Executive.  Executive also acknowledges that the termination payment is in excess of any payment to which Executive otherwise was entitled.

3.             Executive acknowledges that Executive is familiar with and understands the provision of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being aware of that Code Section, Executive expressly waives and relinquishes any rights or benefits Executive may have thereunder, as well as any other state or federal statutes or common law principles of similar effect.

4.             A.            Executive warrants that neither Executive, nor anyone acting on Executive’s behalf, has filed any claim, charge or action against any of the Releasees with respect to any of the Released Claims, except as disclosed to the Company in writing on the date hereof.

B.            Nothing in this Release shall affect (i) Executive’s rights, if any, to indemnification under Labor Code Section 2802, (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, or (iii) Executive’s rights to file charges of discrimination with any state or federal administrative agency alleging violations of state or federal anti-discrimination laws, with the understanding and agreement that Executive may not accept any money or anything of economic value as a result of having filed such charges.  Finally, Executive agrees that, if any of the Released Claims are brought on Executive’s behalf or for Executive’s benefit in a court or administrative agency, Executive waives and agrees not to accept any award of money or other damages as a result of such claim.

5.             This Release is executed voluntarily and without any duress or undue influence.  Executive acknowledges he has read this Release and executed it with his full and free consent.

No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

6.             This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California, without regard to conflicts of law principles.

7.             Executive is hereby advised to consult with an attorney prior to executing this Release.  Executive is hereby advised that Executive has 21 calendar days to consider whether to sign this Release before signing it and that Executive has 7 calendar days to revoke the Release subsequent to the time Executive signed it.  Accordingly, unless Executive has timely revoked acceptance of this Release, this Release shall become effective the eighth day after the date of Executive’s signature.

8.             If any part, term or provision of this Release is found to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of the Release.  This Release constitutes the entire agreement and understanding concerning the matters addressed herein and replaces all prior discussions and agreements, and may only be modified by a writing signed by all of the parties.

9.             Any party who asserts that there exists any dispute, controversy or claim arising out of or relating to this Agreement or the employment relationship (including claims of discrimination, wrongful termination, tort claims and claims based on any statutory or constitutional provision), may only do so by final and binding arbitration in accordance with the then current employment dispute rules of the American Arbitration Association.  The arbitration will be conducted in Los Angeles County, California, before and subject to the administrative procedures of JAMS Endispute.  The arbitrator will be a neutral, experienced arbitrator who is a retired judge and licensed to practice law in California.  The arbitrator will be jointly selected by the parties or, if necessary, designated by JAMS Endispute in accordance with its procedures.  Executive and each member of the Company Group each knowingly waives the right to a jury trial in a court of law with respect to claims subject to arbitration.  All fees of the arbitrator will be paid by the Company.  All other costs and expenses associated with the arbitration, such as attorneys’ fees and witness’ fees, will be paid by the party that incurs those costs and expenses, except to the extent that a party is entitled to recover those costs or expenses under applicable law.  The arbitrator will have the power to summarily adjudicate claims and/or enter summary judgment in appropriate cases and to apply any applicable statutes of limitation, and the decision of the arbitrator will be final and binding and may be confirmed in court.  The arbitrator’s decision will be in writing.  A petition to compel arbitration or to confirm, modify or vacate an arbitration award may be brought pursuant to applicable federal or California state arbitration statutes, or both.  Subject to the provisional remedies, if any, provided for under applicable state or federal law, which either party may pursue in court, arbitration will be the exclusive remedy for resolving any such arbitrable disputes, and the decision of the arbitrator will be final and binding on all parties, subject to review only in accordance with applicable state or federal law.  The decision of the arbitrator may be reduced to an enforceable court judgment by the prevailing party in the arbitration, and the Federal Arbitration Act (FAA) will govern this paragraph.

[Signature Page Follows]

Dated: , 201
PETER KIM

JOE’S JEANS, INC.

Dated: , 201
Name:
Title:

HUDSON CLOTHING HOLDINGS, INC.

Dated: , 201
Name:
Title:

HC ACQUISITION HOLDINGS, INC.

Dated: , 201
Name:
Title:

HUDSON CLOTHING, LLC

Dated: , 201
Name:
Title: